Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, April 10, 2014

COMMERCE BANCSHARES, INC. ANNOUNCES FIRST
QUARTER EARNINGS PER SHARE OF $.67

Commerce Bancshares, Inc. announced earnings of $.67 per share for the three months ended March 31, 2014 compared to $.63 per share in the first quarter of 2013, or an increase of 6.3%. Net income for the first quarter amounted to $64.3 million, compared to $61.0 million in the same quarter last year, an increase of 5.4%. For the quarter, the return on average assets totaled 1.16%, the return on average equity was 11.6% and the efficiency ratio was 63.3%.

In announcing these results, David W. Kemper, Chairman and CEO, said, “Loan demand remained strong this quarter as average loans increased $288 million, or 10.8% annualized, with most of this growth occurring in commercial and industrial and automobile lending. Average deposits also grew by $293 million, an annualized increase of 6.4%. Commercial card revenue increased 13% in the quarter from a year ago, while trust revenue increased 6% compared to the first quarter last year. Our net interest margin has begun to stabilize, declining 3 basis points this quarter to 3.03%. During the quarter, unrealized net gains due to fair value adjustments on the Company’s private equity investments totaled $15.7 million. However, these gains were offset by securities losses of $5.2 million and write downs in fair value on certain bank-owned real estate totaling $1.4 million.”

Mr. Kemper continued, “Net loan charge-offs for the current quarter totaled $9.7 million, compared to $7.5 million in the previous quarter and $7.8 million in the first quarter of 2013. The increase in net loan charge-offs compared to the previous quarter is mainly due to a decline of $2.6 million in commercial loan recoveries received coupled with an increase in consumer credit card losses of $550 thousand. During the current quarter, the provision for loan losses totaled $9.7 million and matched net loan charge-offs. The allowance for loan losses amounted to $161.5 million this quarter, or 1.44% of period end loans, and was 3.4 times non-performing loans. Total non-performing assets decreased $995 thousand from the previous quarter to $54.4 million this quarter.”

Total assets at March 31, 2014 were $22.8 billion, total loans were $11.2 billion, and total deposits were $19.2 billion. During the quarter, the Company repurchased 474,854 shares of its common stock at an average price per share of $44.01 and paid a cash dividend of $.225 per share, an increase of 5% over the rate paid in 2013.

(more)

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	12/31/2013	3/31/2014	3/31/2013
Non-Accrual Loans	$48,814	$47,573	$44,739
Foreclosed Real Estate	$6,625	$6,871	$14,191
Total Non-Performing Assets	$55,439	$54,444	$58,930
Non-Performing Assets to Loans	.51%	.49%	.59%
Non-Performing Assets to Total Assets	.24%	.24%	.27%
Loans 90 Days & Over Past Due — Still Accruing	$13,966	$12,487	$15,015

This financial news release, including management's discussion of first quarter results, is posted to the Company's web site at www.commercebank.com.
* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at 1000 Walnut Street, Suite 700
Kansas City, MO 64106
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended
(Unaudited)	December 31, 2013	March 31, 2014	March 31, 2013
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$154,865	$153,066	$150,343
Taxable equivalent net interest income	162,182	159,761	156,708
Non-interest income	109,522	102,627	99,877
Investment securities gains (losses), net	(1,342)	10,037	(2,165)
Provision for loan losses	5,543	9,660	3,285
Non-interest expense	161,318	162,340	155,037
Net income attributable to Commerce Bancshares, Inc.	65,915	64,313	61,017
Cash dividends	20,568	21,590	20,435
Net total loan charge-offs (recoveries)	7,543	9,660	7,785
Business	(76)	(106)	(50)
Real estate — construction and land	(1,781)	55	(532)
Real estate — business	(255)	426	(104)
Consumer credit card	6,110	6,447	6,048
Consumer	2,311	2,505	1,709
Revolving home equity	596	113	139
Real estate — personal	358	6	373
Overdraft	280	214	202
Per common share:
Net income — basic	$.69	$.67	$.64
Net income — diluted	$.69	$.67	$.63
Cash dividends	$.214	$.225	$.214
Diluted wtd. average shares o/s	95,321	95,194	94,966
RATIOS
Average loans to deposits (1)	58.73%	59.35%	54.65%
Return on total average assets	1.18%	1.16%	1.13%
Return on total average equity	11.81%	11.56%	11.38%
Non-interest income to revenue (2)	41.42%	40.14%	39.92%
Efficiency ratio (3)	60.81%	63.28%	61.76%
AT PERIOD END
Book value per share based on total equity	$23.10	$23.75	$22.87
Market value per share	$44.91	$46.42	$38.89
Allowance for loan losses as a percentage of loans	1.47%	1.44%	1.68%
Tier I leverage ratio	9.43%	9.41%	8.92%
Tangible common equity to assets ratio (4)	9.00%	9.36%	9.26%
Common shares outstanding	95,881,165	95,722,655	95,275,990
Shareholders of record	4,116	4,143	4,127
Number of bank/ATM locations	358	356	359
Full-time equivalent employees	4,727	4,745	4,725
OTHER QTD INFORMATION
High market value per share	$45.77	$47.31	$38.94
Low market value per share	$40.80	$41.66	$33.71

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)
The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
(Unaudited) (In thousands, except per share data)	December 31, 2013	March 31, 2014	March 31, 2013
Interest income	$162,141	$159,998	$158,745
Interest expense	7,276	6,932	8,402
Net interest income	154,865	153,066	150,343
Provision for loan losses	5,543	9,660	3,285
Net interest income after provision for loan losses	149,322	143,406	147,058
NON-INTEREST INCOME
Bank card transaction fees	43,486	41,717	38,550
Trust fees	26,308	26,573	25,169
Deposit account charges and other fees	20,506	18,590	18,712
Capital market fees	3,195	3,870	4,391
Consumer brokerage services	2,596	2,747	2,686
Loan fees and sales	1,525	1,209	1,473
Other	11,906	7,921	8,896
Total non-interest income	109,522	102,627	99,877
INVESTMENT SECURITIES GAINS (LOSSES), NET
Change in fair value of other-than-temporarily impaired securities	(230)	(63)	1,389
Portion recognized in other comprehensive income	206	(283)	(1,831)
Net impairment losses recognized in earnings	(24)	(346)	(442)
Realized gains (losses) on sales and fair value adjustments	(1,318)	10,383	(1,723)
Investment securities gains (losses), net	(1,342)	10,037	(2,165)
NON-INTEREST EXPENSE
Salaries and employee benefits	95,012	94,263	90,881
Net occupancy	11,838	11,616	11,235
Equipment	4,597	4,504	4,683
Supplies and communication	5,676	5,699	5,589
Data processing and software	19,723	19,087	18,951
Marketing	2,921	3,681	3,359
Deposit insurance	2,814	2,894	2,767
Other	18,737	20,596	17,572
Total non-interest expense	161,318	162,340	155,037
Income before income taxes	96,184	93,730	89,733
Less income taxes	30,359	29,609	28,925
Net income	65,825	64,121	60,808
Less non-controlling interest expense (income)	(90)	(192)	(209)
Net income attributable to Commerce Bancshares, Inc.	$65,915	$64,313	$61,017
Net income per common share — basic	$.69	$.67	$.64
Net income per common share — diluted	$.69	$.67	$.63

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	December 31, 2013	March 31, 2014	March 31, 2013
ASSETS
Loans	$10,956,836	$11,222,038	$9,982,686
Allowance for loan losses	(161,532)	(161,532)	(168,032)
Net loans	10,795,304	11,060,506	9,814,654
Loans held for sale	—	—	9,085
Investment securities:
Available for sale	8,915,680	9,115,116	9,572,751
Trading	19,993	15,740	23,400
Non-marketable	107,324	126,119	118,620
Total investment securities	9,042,997	9,256,975	9,714,771
Short-term federal funds sold and securities purchased under agreements to resell	43,845	19,525	7,820
Long-term securities purchased under agreements to resell	1,150,000	950,000	1,200,000
Interest earning deposits with banks	707,249	198,417	199,956
Cash and due from banks	518,420	530,244	413,019
Land, buildings and equipment — net	349,654	344,790	355,464
Goodwill	138,921	138,921	125,585
Other intangible assets — net	9,268	8,811	4,870
Other assets	316,378	328,931	381,984
Total assets	$23,072,036	$22,837,120	$22,227,208
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$6,750,674	$6,552,085	$6,170,274
Savings, interest checking and money market	10,108,236	10,328,912	9,802,838
Time open and C.D.’s of less than $100,000	983,689	967,272	1,061,350
Time open and C.D.’s of $100,000 and over	1,204,749	1,389,065	1,480,405
Total deposits	19,047,348	19,237,334	18,514,867
Federal funds purchased and securities sold under agreements to repurchase	1,346,558	927,152	1,126,858
Other borrowings	107,310	105,114	102,783
Other liabilities	356,423	294,009	303,509
Total liabilities	20,857,639	20,563,609	20,048,017
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	481,224	481,224	458,646
Capital surplus	1,279,948	1,273,290	1,101,445
Retained earnings	449,836	492,559	517,792
Treasury stock	(10,097)	(17,193)	(32,501)
Accumulated other comprehensive income	9,731	40,499	129,763
Total stockholders’ equity	2,210,642	2,270,379	2,175,145
Non-controlling interest	3,755	3,132	4,046
Total equity	2,214,397	2,273,511	2,179,191
Total liabilities and equity	$23,072,036	$22,837,120	$22,227,208

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	December 31, 2013		March 31, 2014		March 31, 2013
	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$3,635,223	3.04%	$3,843,377	2.90%	$3,156,594	3.17%
Real estate — construction and land	391,315	3.98	419,628	3.77	351,573	3.87
Real estate — business	2,299,746	4.02	2,323,208	3.90	2,230,453	4.17
Real estate — personal	1,782,834	3.80	1,778,573	3.86	1,600,138	4.08
Consumer	1,500,404	4.52	1,533,485	4.41	1,343,210	5.03
Revolving home equity	420,910	3.88	423,656	3.82	428,696	4.08
Consumer credit card	759,917	11.20	757,423	11.43	755,167	11.38
Overdrafts	6,708	—	5,429	—	5,406	—
Total loans (B)	10,797,057	4.22	11,084,779	4.12	9,871,237	4.49
Loans held for sale	—	—	—	—	9,096	3.79
Investment securities:
U.S. government and federal agency obligations	404,622	1.12	497,333	1.71	398,215	(.59)
Government-sponsored enterprise obligations	663,504	1.63	774,749	1.66	468,608	1.86
State and municipal obligations (A)	1,628,758	3.53	1,605,752	3.69	1,603,064	3.79
Mortgage-backed securities	2,944,310	2.78	3,019,157	2.80	3,514,370	2.59
Asset-backed securities	2,843,772.87		2,854,201.89		3,206,907.93
Other marketable securities (A)	167,900	3.25	153,068	2.50	193,413	3.21
Total available for sale securities (B)	8,652,866	2.14	8,904,260	2.18	9,384,577	2.07
Trading securities (A)	18,081	2.44	19,183	2.28	27,729	1.90
Non-marketable securities (A)	113,925	11.65	109,932	6.42	119,407	6.20
Total investment securities	8,784,872	2.26	9,033,375	2.24	9,531,713	2.12
Short-term federal funds sold and securities purchased under agreements to resell	34,385.39		24,464.43		8,680.42
Long-term securities purchased under agreements to resell	1,149,999	1.51	1,102,222	1.53	1,178,333	2.01
Interest earning deposits with banks	260,242.25		161,117.25		130,357.24
Total interest earning assets	21,026,555	3.20	21,405,957	3.16	20,729,416	3.23
Non-interest earning assets (B)	1,072,491		1,039,777		1,196,078
Total assets	$22,099,046		$22,445,734		$21,925,494
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$627,802.12		$649,292.12		$603,644.12
Interest checking and money market	9,199,410.14		9,473,680.13		9,142,100.17
Time open & C.D.’s of less than $100,000	998,376.48		975,640.47		1,068,695.66
Time open & C.D.’s of $100,000 and over	1,286,667.46		1,339,808.44		1,336,952.52
Total interest bearing deposits	12,112,255.20		12,438,420.19		12,151,391.25
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,186,093.05		1,209,180.07		1,200,818.07
Other borrowings	105,441	3.27	105,187	3.28	103,329	3.19
Total borrowings	1,291,534.31		1,314,367.33		1,304,147.32
Total interest bearing liabilities	13,403,789.22%		13,752,787.20%		13,455,538.25%
Non-interest bearing deposits	6,270,980		6,237,479		5,929,229
Other liabilities	210,287		198,383		366,562
Equity	2,213,990		2,257,085		2,174,165
Total liabilities and equity	$22,099,046		$22,445,734		$21,925,494
Net interest income (T/E)	$162,182		$159,761		$156,708
Net yield on interest earning assets		3.06%		3.03%		3.07%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2014

For the quarter ended March 31, 2014, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $64.3 million, an increase of $3.3 million over the same quarter last year and a decrease of $1.6 million compared to the previous quarter. The decrease in net income from the previous quarter resulted mainly from a higher provision for loan losses of $4.1 million coupled with lower non-interest income of $6.9 million, but offset by an increase in net securities gains of $11.4 million. Net securities gains for the quarter were comprised of unrealized gains on the Company’s private equity portfolio of $15.7 million offset by realized losses of $5.2 million on the sale of certain available for sale securities. Also included in the quarter were write downs to fair value on certain bank-owned properties held for sale and a litigation provision of $1.5 million. For the current quarter, the return on average assets was 1.16%, the return on average equity was 11.56%, and the efficiency ratio was 63.3%.

Balance Sheet Review
During the 1st quarter of 2014, average loans increased $287.7 million compared to the previous quarter and increased $1.2 billion, or 12.2%, compared to the same period last year. Compared to the previous quarter, the increase in average loans resulted from growth in business (up $208.2 million), construction and business real estate (up $51.8 million), and consumer loans (up $33.1 million, mainly in automobile loans). The increase in business loans mainly resulted from continued growth in commercial and industrial and tax-advantaged lending activities. Demand for consumer automobile loans increased in the 1st quarter as these loans grew by $49.8 million. However, average marine and RV loans, included in the consumer loan portfolio, continued to run off this quarter by $14.5 million.

Total available for sale investment securities, at fair value, averaged $9.0 billion this quarter, an increase of $244.9 million when compared to the previous quarter. Much of this growth resulted from purchases occurring late in 2013. Purchases of new securities, totaling $649.6 million in the 1st quarter of 2014, were offset by sales, maturities and pay downs of $493.6 million. At March 31, 2014, the duration of the investment portfolio was 2.8 years, and maturities and pay downs of approximately $1.5 billion are expected to occur during the next 12 months.

Total average deposits increased $292.7 million during the 1st quarter of 2014 compared to the previous quarter. The increase in average deposits resulted mainly from growth in money market accounts (increase of $270.2 million), certificates of deposit (increase of $30.4 million) and savings accounts (increase of $21.5 million), but were offset by a decline in non-interest bearing demand deposits (decrease of $33.5 million). Compared to the previous quarter, total average consumer, private banking and commercial deposits increased $194.9 million, $42.4 million and $40.9 million, respectively. The average loans to deposits ratio in the current quarter was 59.4%, compared to 58.7% in the previous quarter.

During the current quarter, the Company’s average borrowings increased $22.8 million compared to the previous quarter, mainly due to an increase in the average balance of customer repurchase agreements.

Net Interest Income
Net interest income (tax equivalent) in the 1st quarter of 2014 amounted to $159.8 million compared with $162.2 million in the previous quarter, or a decrease of $2.4 million. Net interest income (tax equivalent) for the current quarter increased $3.1 million compared to the 1st quarter of last year. During the 1st quarter of 2014, the net yield on earning assets (tax equivalent) was 3.03%, compared with 3.06% in the previous quarter and 3.07% in the same period last year.

The decrease in net interest income (tax equivalent) in the 1st quarter of 2014 compared to the previous quarter was partly due to fewer days in the quarter, coupled with lower rates earned on loans and a decrease in interest and dividends received on the Company’s private equity investments. The Consumer price index published this quarter increased somewhat which increased inflation interest on the Company’s inflation-protected securities by $844 thousand compared to the previous quarter. Additionally, premium amortization expense was reduced by $539 thousand this quarter due to an adjustment reflecting slowing prepayment speeds on mortgage-backed securities.

Compared to the previous quarter, interest on loans decreased $2.2 million (tax-equivalent) as a result of lower rates earned, especially on business and business real estate loans, but offset by higher volumes on automobile and business loans. The average yield on the loan portfolio declined 10 basis points this quarter. The average rate earned on the investment securities portfolio decreased 2 basis points to 2.24% this quarter, largely due to lower private equity interest and dividends mentioned above, but offset by higher inflation income.

Interest expense on deposits declined $375 thousand in the 1st quarter of 2014 compared with the previous quarter, due mainly to slightly lower rates paid on money market accounts and certificates of deposit.

Non-Interest Income
In the 1st quarter of 2014, total non-interest income amounted to $102.6 million, an increase of $2.8 million, or 2.8%, compared to the same period last year. Also, current quarter non-interest income decreased $6.9 million when compared to amounts recorded in the previous quarter. The increase in non-interest income over the same period last year was mainly due to higher bank card and trust fees.

Total bank card fees in the current quarter increased $3.2 million, or 8.2%, over the same period last year as a result of a 12.8% increase in corporate card fees, which totaled $21.1 million this quarter. Trust fees for the quarter increased $1.4 million, or 5.6%, compared to the same period last year, resulting mainly from continued growth in both private client and institutional trust fees.

Deposit account fees decreased slightly compared to last year as overdraft fees declined by $718 thousand, or 9.7%, but were offset by combined growth in corporate cash management and other deposit fees of $596 thousand. Capital market fees declined $521 thousand from the same quarter last year but were up $675 thousand over the prior quarter. Revenue from sales of tax credits was strong this quarter, totaling $707 thousand and up 91.0% compared to last year. This revenue was down $1.6 million from the previous

COMMERCE BANCSHARES, INC.
Management Discussion of First Quarter Results
March 31, 2014

quarter, when it is seasonally the strongest. This quarter the Company recorded a reduction in fair value of $688 thousand on certain bank-owned properties held for sale. This compares with net gains related to branch facilities of $1.4 million and $809 thousand in the previous quarter and 1st quarter 2013, respectively.

Investment Securities Gains and Losses
Net securities gains this quarter totaled $10.0 million compared with losses of $2.2 million in the 1st quarter of last year. Net securities gains were comprised of net fair value adjustments of $15.7 million on the Company’s private equity portfolio coupled with net securities losses of $5.2 million on available for sale securities. Also during the current quarter, credit-related impairment losses recorded on the Company’s non-agency guaranteed mortgage-backed securities which have been identified as other-than-temporarily impaired totaled $346 thousand. The cumulative credit-related impairment on these bonds totaled $13.2 million at quarter end. At March 31, 2014, the fair value of non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired totaled $66.1 million, compared to $70.4 million at December 31, 2013.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $162.3 million, an increase of $7.3 million, or 4.7%, over the same period last year and an increase of $1.0 million compared to the previous quarter. In the current quarter the Company recorded a litigation provision of $1.5 million and write downs of $720 thousand on certain surplus branch properties. Exclusive of these two items, non-interest expense declined $1.2 million compared to the previous quarter, mainly due to lower salaries and benefits, data processing, and occupancy costs, partly offset by higher marketing expense. The decline in salaries and benefits costs resulted from lower incentive expense this quarter offset by seasonally higher payroll taxes.

Compared to the 1st quarter of last year, salaries and benefits expense increased $3.4 million, or 3.7%, on higher full-time salary (up $2.3 million, or 3.8%) and medical costs (up $546 thousand), partly offset by lower retirement plan expenses. Growth in salaries and benefits expense resulted partly from staffing additions in commercial banking, wealth and commercial card departments, coupled with higher staffing costs of $863 thousand related to the Summit acquisition that were not present in the 1st quarter of 2013. Full-time equivalent employees totaled 4,745 and 4,725 at March 31, 2014 and 2013, respectively.

Compared to the 1st quarter of last year, occupancy costs grew 3.4% on higher utilities and snow removal costs, while marketing costs grew 9.6% based on lower spending levels last year. Data processing costs grew less than 1% mainly due to lower software expense, partly offset by higher bankcard transaction processing costs. The current quarter included operating expenses related to Summit totaling $432 thousand (excluding salaries and benefits) which were not present in the same quarter last year.

Income Taxes
The effective tax rate for the Company was 31.5% in the current quarter and the previous quarter, compared to 32.2% in the 1st quarter of 2013.

Credit Quality
Net loan charge-offs in the 1st quarter of 2014 amounted to $9.7 million, compared with $7.5 million in the prior quarter and $7.8 million in the 1st quarter of last year. The ratio of annualized net loan charge-offs to total average loans was .35% in the current quarter compared to .28% in the previous quarter.

In the 1st quarter of 2014, annualized net loan charge-offs on average consumer credit card loans amounted to 3.45%, compared with 3.19% in the previous quarter and 3.25% in the same period last year. Consumer loan net charge-offs in the quarter amounted to .66% of average consumer loans, compared to .61% in the previous quarter and .52% in the same quarter last year. The provision for loan losses in the current quarter totaled $9.7 million, an increase of $4.1 million over the previous quarter and $6.4 million higher than in the same period last year. The current quarter provision for loan losses matched net loan charge-offs, while in the previous quarter the provision was $2.0 million less than net loan charge-offs. At March 31, 2014, the allowance was 1.44% of total loans and was 340% of total non-accrual loans.

At March 31, 2014, total non-performing assets amounted to $54.4 million, a decrease of $995 thousand from the previous quarter. Non-performing assets are comprised of non-accrual loans ($47.6 million) and foreclosed real estate ($6.9 million). At March 31, 2014, the balance of non-accrual loans, which represented .42% of loans outstanding, included business real estate loans of $19.1 million, business loans of $11.0 million, and construction and land loans of $9.4 million. Loans more than 90 days past due and still accruing interest totaled $12.5 million at March 31, 2014.

Other
During the quarter the Company purchased 474,854 shares of treasury stock at an average cost of $44.01. The Company declared and paid a $.225 per share cash dividend, representing an increase of 5% over the rate paid in 2013.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statement.